AMENDMENT TO NBCi STRATEGIC ALLIANCE AGREEMENT

             This amendment (“Amendment”), effective as of June 8, 2001 (the “Amendment Effective Date”), is entered into by NBC Internet, Inc., a Delaware corporation with its principal place of business at 225 Bush Street, San Francisco, California 94104 (“NBCi”), and HealthGate Data Corp., a Delaware corporation with its principal place of business at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 (“Company”).  This Amendment hereby amends the Amended and Restated NBCi Strategic Alliance Agreement between NBCi and Company entered into as of March 22, 2001 (the “Agreement”).  The parties hereby agree as follows:

1.	Relationship to the Agreement. All capitalized terms used but not defined in this Amendment have the meaning set forth in the Agreement.
2.	Payments. In settlement of all amounts due by each party under the Agreement, Company will pay to NBCi $630,750 on or before July 2, 2001 and $200,000 on or before August 1, 2001 by wire transfer in accordance with Section 7.3 of the Agreement, and NBCi will pay to Company any amounts owed to Company through June 30, 2001 under Section 7.2 of the Agreement. Section 7.1 of the Agreement is hereby deleted in its entirety and, other than as set forth herein, the parties have no further payment obligations under the Agreement. If Company fails to make the $630,750 payment to NBCi on or before July 2, 2001 or the $200,000 payment to NBCi on or before August 1, 2001, then (i) NBCi may terminate the Agreement for cause under Section 8.2 of the Agreement and (ii) except for NBCi’s right of termination in the foregoing clause, this Amendment will be void and have no effect.

3.	Obligations After June 30, 2001. As of July 1, 2001, (i) NBCi may, but will have no obligation to, display in its sole discretion Company Content and links to the Company Site (including, without limitation, the Content Portals) on the NBCi Sites, (ii) Company will continue to provide to NBCi Company Content that NBCi chooses to display on the NBCi Sites, in the same manner as such Company Content is provided to NBCi under the Agreement, and (iii) except as set forth herein, the parties will have no obligation to comply with Sections 3.4, 3.6, 3.7, 3.8, 3.9, 3.10, 3.14.2, 4, 5.3, 6.3, 6.4, 7.2, 7.4, 7.5, and 15.5 of the Agreement. NBCi will include with Company Content displayed on the NBCi Sites attribution for Company or Company logos as mutually agreed upon by the parties and provided to NBCi by Company.

4.	Changes to Company Content. Section 3.3 of the Agreement is hereby deleted and replaced with the following:

“3.3.     Changes to Company Content.  Should the Company wish to materially reduce, alter, diminish or eliminate content from the Company Content or the Company Site (a “Content Change”), the Company shall give at least ten days advance written notice to NBCi of such change.”
5.	Traffic Redirect. Section 3.11 is hereby deleted and replaced with the following:

“3.11.   Traffic Redirect.  The Company shall redirect all traffic from the Company Site to http://healthgate.nbci.com or another URL or URLs designated by NBCi so that NBCi shall receive credit for all page views or impressions as measured by third party organizations including, but not limited to, Media Metrix.”
6.	Company Staffing. Section 3.14.3 is hereby deleted and replaced with the following:

“3.14.3.              Company Staffing.  The Company shall provide commercially reasonable staffing during the Term dedicated to the Company Content and the Company Site in order to maintain, update and provide the Company Content at the current level of quality, availability and depth or as described in this Agreement.”
7.	Term. Section 8.1 of the Agreement is hereby deleted and replaced with the following:

“8.1.     Term.  The term of this Agreement will begin on the Effective Date and end on the earlier of September 30, 2001 and termination by NBCi with fifteen days advance notice to Company, unless otherwise terminated as set forth in this Agreement (“Term”).”
8.	Termination. Sections 8.4 and 8.5 of the Agreement are hereby deleted, and Section 8.5 is replaced with the following:

“8.5.     Consequences of Termination.  Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate and each Party shall return or destroy all Confidential Information of the other Party in its possession.  All jointly owned User Profile Data will continue to be jointly owned by the Parties upon termination or expiration of this Agreement, subject to the provisions of Section 6.  Upon termination of this Agreement for any reason, all monies paid by the Company to NBCi hereunder prior to the termination shall be deemed non-refundable except as expressly stated otherwise in this Agreement.”
9.	Single Instrument. Upon the execution of this Amendment, the Agreement and this Amendment will be construed as one single instrument. Except as set forth in this Amendment, the Agreement remains in full force and effect. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will control.

The parties have caused this Amendment to be executed by their duly authorized representatives on the dates indicated below.

NBC INTERNET, INC.		HEALTHGATE DATA CORP.
By:	/s/ Robert Goldberg	By:	/s/ Rick Lawson
Name:	Robert Goldberg	Name:	Rick Lawson
(Please print)		(Please print)
Title:	S.V.P.	Title:	Vice President Business Development
Date:	6/8/2001	Date:	6/8/2001